Excelsior Funds, Inc.

77C Matters submitted to a vote of security holders

A Special Meeting of Shareholders of Excelsior Funds, Inc. and each of their Funds was held on March 30, 2007, for the purpose of seeking shareholder approval of the following proposal: to approve new investment advisory agreements by and among USTA, USTNA and the Companies, on behalf of the Funds. The Special Meeting for Excelsior Funds, Inc. with respect to the Value and Restructuring Fund, Energy and Natural Resources and Treasury Money Funds was adjourned for the purpose of soliciting additional proxies, and subsequently held on April 30, 2007. The number of votes necessary to conduct the Special Meetings and approve the proposal was obtained. The results of the votes of shareholders are listed below:

Fund                                                    For               Against            Abstain
Energy and Natural Resources Fund                 10,149,963.059        261,710.922        349,760.892
Treasury Money Fund                               147,661,994.420        8,327.040         953,491.100
Value and Restructuring Fund                      71,659,202.229       1,308,059.398      2,313,244.343


77E Legal Proceedings
United States Trust Company of New York and U.S. Trust Company, N.A. (formerly, co-investment advisers to the Funds, together referred to herein as "U.S. Trust Company"), Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc., and Excelsior Funds Trust (the "Companies"), The Charles Schwab Corporation and several individuals and third parties were named in four fund shareholder class actions and two derivative actions which alleged that U.S. Trust Company, the Companies, and others allowed certain parties to engage in illegal and improper mutual fund trading practices, which allegedly caused financial injury to the shareholders of certain of the Excelsior Funds advised by U.S. Trust Company. Each plaintiff seeks unspecified monetary damages and related equitable relief.

The class and derivative actions described above were transferred to the United States District Court for the District of Maryland for coordinated and consolidated pre-trial proceedings. In November 2005, the StateplaceMaryland court dismissed many of the plaintiffs' claims in both the class and derivative actions. The court entered implementing orders on February 24, 2006. All claims against the Companies have been dismissed. Plaintiffs' claims against U.S. Trust Company and certain individuals under Sections 10(b) and 20(a) of the Securities Exchange Act and Sections 36(b) and 48(a) of the Investment Company Act, however, have not been dismissed. Plaintiffs' Section 48(a) claims against parent entity U.S. Trust Company and former parent entity The Charles Schwab Corporation also remain.

While the ultimate outcome of these matters cannot be predicted with any certainty at this time, based on currently available information, U.S. Trust Company believes that the likelihood is remote that the pending litigation will have a material adverse financial impact on the Companies, or materially affect the advisers' ability to provide investment management services to the Companies.

77Q1(a) Exhibits

Articles Supplementary of Registrant dated September 27, 2007 and Articles of Amendment of Registrant dated September 27, 2007 are incorporated herein by reference to Registrant's Post-Effective Amendment No. 58 to its Registration Statement on Form N-1A filed on October 1, 2007.

77Q1(e) Exhibits

Investment Advisory Agreement dated July 1, 2007 among Registrant, UST Advisers, Inc., and United States Trust Company, National Association, on behalf of its Asset Management Division, U.S. Trust New York Asset Management Division, with respect to the Blended Equity, Core Bond, Large Cap Growth, Energy and Natural Resources, Government Money, Intermediate-Term Bond, Money, Short-Term Government Securities, Small Cap, Real Estate, Treasury Money, and Value and Restructuring Funds, and Investment Advisory Agreement dated July 1, 2007 among Registrant, UST Advisers, Inc., and United States Trust Company, National Association, on behalf of its Asset Management Division, U.S. Trust New York Asset Management Division, with respect to the International, Pacific/Asia, and Emerging Markets Funds are incorporated herein by reference to Registrant's Post-Effective Amendment No. 57 to its Registration Statement on Form N-1A filed on July 31, 2007 (Accession # 0001193125-07-166814).